Exhibit 10.22
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE MODERNA, INC.
2018 STOCK OPTION AND INCENTIVE PLAN
Name of Grantee: [Participant Name]
No. of Restricted Stock Units: [Number of Shares Granted]
Grant Date: [Grant date]
Pursuant to the Moderna, Inc. 2018 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Moderna, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0001 per share (the “Stock”) of the Company.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the vesting schedule attached as Appendix A to this Agreement so long as the Grantee continues to have a Service Relationship with the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
If, at the time of a Sale Event, the Grantee does not participate in the Company’s Amended and Restated Executive Severance Plan, as amended from time to time (the “Severance Plan”), then notwithstanding anything herein to the contrary, in the event (and only in the event) that this Award is assumed, continued or substituted by the Company or its successor entity in the sole discretion of the parties to a Sale Event and thereafter remains in effect following such Sale Event, 100% of the then-unvested Restricted Stock Units shall be deemed vested in full upon the date on which the Grantee’s Service Relationship with the Company and its Subsidiaries or successor entity terminates if (A) such termination occurs in connection with and effective as of the date of, or within 12 months following the date of, such Sale Event and (B) such termination is either by the Company other than due to Cause, death or disability or by the

Grantee for Good Reason. If, at the time of a Sale Event, the Grantee participates in the Severance Plan, then the Award shall be subject to the acceleration of vesting provisions as provided in such plan.
For purposes of this Agreement,
“Cause” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Grantee, a determination by the Administrator that the Grantee shall be dismissed as a result of (i) any material breach by the Grantee of any agreement between the Grantee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Grantee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Grantee of the Grantee’s duties to the Company.
“Good Reason” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Grantee, (i) a diminution of at least 20% in the Grantee’s annual base salary except for across-the-board reductions in annual base salary similarly affecting all or substantially all similarly situated employees of the Company, (ii) a change of more than 50 miles in the geographic location at which the Grantee provides services to the Company, so long as the Grantee provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter, or (iii) any material diminution in the Grantee’s position, responsibilities, authority or duties.
3.Termination of Service Relationship. If the Grantee’s Service Relationship with the Company or a Subsidiary terminates for any reason (other than death or permanent disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
(a)Termination Due to Death. If the Grantee’s Service Relationship with the Company or a Subsidiary terminates by reason of the Grantee’s death, then any Restricted Stock Units that have not vested as of the Grantee’s death shall immediately vest in full as of the date of death.
(b)Termination Due to Permanent Disability. If the Grantee’s Service Relationship with the Company or a Subsidiary terminates by reason of the Grantee’s permanent disability (as defined below), then any Restricted Stock Units under this Award that have not vested as of the last date of the Grantee’s Service Relationship shall immediately vest in full as of such date. For purposes of this Award, “permanent disability” shall mean the inability of the Grantee to continue in his or her position for the Company (or an Affiliate) by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company in its sole discretion.

4.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Tax Withholding. In connection with the settlement of vested Restricted Stock Units, the Company shall issue the shares of Stock referred to in Paragraph 4 to a broker designated by the Company and acting on behalf and for the account of the Grantee with instructions to (i) sell a number of shares of such Stock sufficient to satisfy the applicable withholding taxes which arise in connection with such settlement; provided, that the amount sold does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment, along with any applicable third-party commission, and (ii) remit the proceeds of such sale to the Company. In the event the sale proceeds are insufficient to fully satisfy the applicable withholding taxes, the Grantee authorizes withholding from payroll and any other amounts payable to the Grantee, in the same calendar year, and otherwise agrees to make adequate provision through the submission of cash, a check or its equivalent for any sums required to satisfy the applicable withholding taxes. It is the intent of the parties that this Paragraph 6 comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Unless the withholding tax obligations of the Company and/or any Affiliate thereof are satisfied, the Company shall have no obligation to issue any shares of Stock on the Grantee’s behalf pursuant to the vesting of the Restricted Stock Units.
7.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship with the Company or a Subsidiary at any time.
9.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
Moderna, Inc.
By:

Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
[Signed Electronically]
Acceptance Date: [Acceptance Date]

Appendix A: Vesting Schedule

[Vesting Schedule]